ADDENDUM NO. 6 TO INVESTMENT ADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of October 1, 2019 is an addendum to the Investment Advisory Agreement (the “Agreement”) dated July 1, 2013, by and between The RBB Fund, Inc. (the “Fund”) and Boston Partners Global Investors, Inc. (formerly, Robeco Investment Management, Inc.) (the “Investment Adviser”).

WHEREAS, the Fund has appointed the Investment Adviser to act as investment adviser for each series of the Fund set forth on Schedule A to the Agreement for the compensation set forth on Schedule B to the Agreement; and

WHEREAS, the Investment Adviser desires to make a reduction of its contractual advisory fee under the Agreement for the (i) Boston Partners Emerging Markets Long/Short Fund, and (ii) Boston Partners Small Cap Value Fund II, each a series of the Fund (each, a “Portfolio”), effective as of October 1, 2019 (the “Effective Date”);

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Schedule B to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.	Any future amendment to increase or otherwise reinstate the contractual fee rate for each Portfolio as in effect prior to the Effective Date must be approved by the shareholders of such Portfolio as and to the extent required by the Investment Company Act of 1940, as amended.

3.	Capitalized terms used herein and not otherwise defined hall have the meanings ascribed to them in the Agreement.

4.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE RBB FUND, INC.

By:	/s/ Salvatore Faia
Salvatore Faia
President

BOSTON PARTNERS GLOBAL INVESTORS, INC. (FORMERLY, ROBECO INVESTMENT MANAGEMENT, INC.)

By:	/s/ Matthew J. Davis
Matthew J. Davis
Chief Administrative Officer

By:	/s/ William G Butterly, III
William G. Butterly, III
General Counsel

APPENDIX 1

SCHEDULE B TO THE

INVESTMENT ADVISORY AGREEMENT

COMPENSATION PAYABLE TO INVESTMENT ADVISER

Name of Portfolio	Annual Management Fee
Boston Partners All-Cap Value Fund	0.70%
Boston Partners Global Equity Fund	0.90%
Boston Partners Long/Short Equity Fund	2.25%
Boston Partners Long/Short Research Fund	1.25%
Boston Partners Small Cap Value Fund II	0.95%
WPG Partners Small/Micro Cap Value Fund	0.80% of the Portfolio’s average daily net assets up to $500 million and 0.75% of the Portfolio’s average daily net assets in excess of $500 million
Boston Partners Global Long/Short Fund	1.50%
Boston Partners Emerging Markets Long/Short Fund	1.50%
Boston Partners Emerging Markets Fund	0.85%